Exhibit 10.1

EMPLOYMENT AGREEMENT

WHEREAS, in consideration for Learning Tree International, Inc.’s employment and continued employment of David C. Collins (hereinafter referred to as “Employee”), Learning Tree International, Inc. (hereinafter referred to as “Company”) and Employee desire to enter into this Agreement to set forth the terms and conditions of such employment effective October 12, 2015, and executed on February 18, 2016.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

STATEMENT OF WORK: Employee is currently serving as Chairman of the Board of the Company’s Board of Directors (the “Board”) and agrees to continue to perform such duties in accordance with the Company’s governing documents and as directed from time to time, as shall be specified by the Board consistent with his position. Accordingly, the Company does hereby engage Employee to provide employment services as Chairman of the Board, as set forth herein. The Chairman of the Board shall report directly to the Company’s Board of Directors.

Employee shall do Employee’s utmost to further enhance and develop the best interests and welfare of the Company. Employee shall perform no acts contrary to the best interests of the Company and the Company shall be entitled to all of the benefits, profits or other results arising from or incident to all work, services and advice of Employee.

Employee agrees to comply with applicable rules and procedures as may be promulgated by the Company for employees.

2.

PAYMENT: As full consideration for the services rendered by Employee hereunder, the Company agrees to pay Employee the sum of $20,833.34 per month, payable in accordance with the Company’s payroll practices from time to time semi-monthly, subject to withholding and deductions in accordance with all applicable laws.

A.

Said compensation is for, among other things, (i) Employee’s advice, institutional and industry knowledge and availability to serve as Chairman of the Board to the Company and (ii) the covenants described herein.

B.

To the extent available to him based on his employment status, during the term of this Agreement, Employee shall be entitled to participate in such pension, welfare, and medical insurance plans and programs as are maintained by the Company from time to time for the general benefit of its employees. Employee shall not accrue any personal time off (PTO).

3.

COPYRIGHTS: Employee agrees that all writings produced by Employee while providing services under this Agreement, with respect to which the equipment, supplies, facilities or trade secret information of the Company were used, or that result from any work performed by Employee for the Company hereunder, are works done for hire and shall be the sole property of the Company and the Company shall have the exclusive right to copyright such writings in any country(ies). Employee further agrees to assign to the Company all interest in any such writings, whether copyrightable or not, which Employee develops or helps develop during Employee’s provision of employment services hereunder. This provision shall not apply to any writing, works authored or other written materials produced by Employee that are not directly related to Employee’s services to the Company.

4.

PATENTS: Employee shall disclose promptly to the Company all ideas, inventions, discoveries and improvements, whether or not patentable, that are developed by Employee, or otherwise conceived by Employee, in connection with work under this Agreement with the Company. Employee agrees that all such ideas, inventions, discoveries and improvements shall become the sole and absolute property of the Company and that Employee will, at the request and expense of the Company, execute any and all documents, including, but not limited to, patent applications and assignments, to protect the same against infringement by others and to otherwise support the Company’s title and ownership thereof. If the Company cannot, after reasonable effort, secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an invention, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and in Employee’s name and stead for the sole purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by Employee.

For purposes of Section 4, an invention is based on the trade secrets of the Company if the invention incorporates any such secrets in principle or design, and if the invention was conceived or first actually reduced to practice during the period of Employee’s employment with the Company.

Employee also agrees that the Company shall have the right to keep any invention covered by this Agreement as trade secrets and Employee agrees not to disclose any such invention to third parties, except as specifically authorized by the Company.

Employee further agrees to assign to the Company all rights in any other inventions made by Employee in the course of providing services hereunder if the Company is required to grant those rights to the United States Government or any of its agencies. Moreover, Employee agrees to render assistance, advice and counsel to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Employee has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Employee is then employed by the Company and, if Employee is not then employed by the Company, for reasonable compensation and subject to Employee’s reasonable availability otherwise.

5.	SECRECY:

SECURITY CLEARANCE: As to any Company information made available to Employee during the course of Employee’s employment, Employee agrees to cooperate in establishing and maintaining any security clearance and to execute whatever forms and joint agreements are required by law. Employee agrees to provide and maintain a system of security controls in accordance with the requirements of the U.S. Government or as may be required by law.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: Confidential and Proprietary Information (“Confidential Information”) is defined to include, but is not limited to, Company books; records; compilations of information; processes; teaching methods and techniques; secret inventions and specifications; information about computer programs or systems; names; usages and requirements of past, present and prospective customers of the Company; processes or methods by which the Company promotes its services and products and obtains customers; customers’ buying habits and special needs; profits; sales; suppliers; personnel; pricing policies; operational methods; technical processes and other business affairs and methods, and plans for future developments and other information which is not readily available to the public. Confidential Information also includes, but is not limited to, any information and material relating to any customer, vendor, licensor, licensee or other party transacting business with the Company. Employee hereby acknowledges that Confidential Information is developed and will be developed by or for the Company at great expense.

Employee will have access to and receive Confidential Information and agrees, during the term of employment and forever thereafter, to keep confidential all information provided by the Company, excepting only such information as is already known to the public. Employee agrees not to release, use or disclose any Confidential Information or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, except with the prior written permission of the Board of Directors or its designee. Employee shall not make use of any Confidential Information for Employee’s own purposes or the benefit of anyone other than the Company.

Employee recognizes and acknowledges that the list of the Company’s customers, as it may exist from time to time, is a valuable, confidential, special, and unique asset of the Company’s business. Employee will not, during or after the term of Employee’s employment, use or disclose the list of the Company’s customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

RETURN OF PROPERTY: Employee agrees that upon request by the Company, and in any event upon termination of employment, Employee shall turn over to the Company all documents, papers or other material in Employee’s possession or under Employee’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Employee’s services to the Company, whether or not such material is at the date hereof in Employee’s possession.

Employee agrees that Employee shall have no proprietary interest in any work product developed or used by Employee arising out of Employee’s employment by the Company hereunder. Employee shall, from time to time as may be requested by the Company, do all things which may be necessary to establish or document the Company’s ownership interest in any such work product, including, but not limited to execution of appropriate copyright applications or assignments.

6.

SOLICITING: In order to protect the Company’s business and customer relationships, goodwill, trade secrets and Confidential Information, and in light of the special training that Employee has received, Employee shall not, either during Employee’s employment with the Company, or for a period of two (2) year immediately thereafter, either directly or indirectly:

A.	Make known to any person, firm or corporation, the names or addresses of any customers of the Company or any other information pertaining to them;

B.

Call on, solicit, or attempt to take away or do business with any customers of the Company on whom Employee called, worked with, received confidential or trade secret information concerning or with whom Employee became acquainted during the term of Employee’s employment with the Company, either for Employee or for any other person, firm or corporation in competition with the Company; or

C.

Hire, subcontract, employ, engage, contact or solicit, for the purpose of hiring, any person or entity who is an employee or subcontractor of the Company on the date of Employee’s termination of employment or at any time during the six (6) month period prior to the termination of Employee’s employment.

7.

TRADE SECRETS: During the term of this Agreement, Employee will have access to and become acquainted with various trade secrets consisting of items such as books, records, compilations of information, processes, teaching methods and techniques, devices, secret inventions, and specifications, which are owned by the Company and are regularly used in the operation of the business of the Company, which the Company desires to protect and preserve as secrets for its own use. Employee shall not disclose any of the aforesaid secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee’s employment with the Company. All files, records, documents, drawings, specifications, equipment, products and other items relating to the Company, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company.

8.

VIOLATION OF COVENANTS: Notwithstanding Section 10 of this Agreement, if Employee violates or threatens to violate any of the provisions of Sections 3 through 7 of this Agreement, the Company shall be entitled (without the need to post any bond) to a restraining order and/or an injunction to be issued by any court of competent jurisdiction, including one in Fairfax County, Virginia, enjoining and restraining Employee, and each and every other person, partnership, corporation, association or other entity concerned therein, from continuing such violations or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Employee recognizes that the violation or threatened violation of the provisions of Sections 3 through 7 of the Agreement may give rise to irreparable injury to the Company, which may not be adequately compensated by damages. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee. These obligations shall survive the termination of Employee’s employment.

9.

TERMINATION OF EMPLOYMENT AGREEMENT: This Agreement and Employee’s employment hereunder may be terminated at any time by either party, for any or no reason, upon 90 days written notice to the other party, or such other period of time as the parties may mutually agree. Upon termination of this Agreement and Employee’s employment hereunder, the Company shall pay to Employee all amounts accrued and unpaid as of the date of termination in respect of  Employee’s salary for periods through such date. If employment hereunder is terminated, Employee may be entitled to receive compensation for service as a director serving on the Board, which compensation shall be determined by the Board of Directors, if any. Notwithstanding anything to the contrary contained herein, the termination of this Agreement and his employment shall not require or otherwise cause the Employee to terminate or resign his position as a director on the Board or from the position as Chairman of the Board. The position of Chairman of the Board is a Board appointed position and Employee’s continued service in that position shall be subject to the Board’s discretion and the Company’s governing documents, and not the Company’s executive management team.

10.

ARBITRATION: This agreement to arbitrate (Section 10) shall be controlled by the Federal Arbitration Act, which governs the interpretation and enforcement of this agreement to arbitrate. Any and all disputes between Employee and the Company that arise out of Employee’s employment, including disputes involving the terms of this Agreement, shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or Employee’s termination. The only claims not covered by this agreement to arbitrate are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Fairfax County, Virginia in accordance with the rules of the American Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Employee will be responsible for paying the same fee to initiate the arbitration that Employee would pay to file a civil lawsuit. The Company will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator. The prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Employee is waiving Employee’s right to a jury trial as to such claims. The Company and Employee further understand and agree that the arbitrator will issue a written decision and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction.

The Company and Employee may bring claims against the other only in their individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding. There shall be no right or authority for any dispute to be brought, heard, or arbitrated on a class, collective, or representative basis and the Arbitrator may not consolidate or join the claims of other persons or Parties who may be similarly situated.

This section does not apply or restrict either the Company or Employee from seeking equitable relief, including injunctive relief, from any court having competent jurisdiction, for violating this Agreement or any applicable law.

11.	WRITTEN PERMISSION: Except as otherwise specifically noted herein, any “written permission” required by this Agreement is only valid if signed by the Chairman of the Board or his designee.

12.

WAIVER: The delay or failure of the Company to insist upon Employee’s punctual performance of any of the provisions of this Agreement, or the failure of the Company to exercise any right or remedy available to it under this Agreement, shall not constitute in any manner a waiver by the Company of any subsequent default or breach by Employee.

13.

NOTICES: All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is being given, or on the third (3rd) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

Learning Tree International, Inc.:

Board of Directors

LEARNING TREE INTERNATIONAL, INC.

13650 Dulles Technology Drive, Suite 400

Herndon, Virginia 20171

With Copy To:

Jonathan Pavony, Esq.

Squire Patton Boggs LLP

2550 M Street NW

Washington, DC 20037

Notice shall be given to Employee at the most recent address reflected in Employee’s employment records.

Any party may change its address for purposes of this Section 13 by giving the other party a written notice of the new address.

14.

GOVERNING LAW; VENUE: Except as otherwise provided or where subject to federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to Virginia’s choice of law rules. Any dispute not covered by the agreement to arbitrate (Section 10), arising out of or related to the construction, interpretation, enforcement of this Agreement, may be filed in any court of competent jurisdiction, including in Fairfax County, Virginia.

15.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreement and statements between the parties, whether written or oral, with respect to the subject matter hereof, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements between Employee and the Company concerning the subject matter hereof. The parties herein represent that no other Agreement, oral or otherwise, exists or binds any of the parties hereto. The parties hereto acknowledge that they have not executed this Agreement in reliance upon any other or further representation or promise of any party. No change, modification, waiver, or amendment of this Agreement shall be of any effect unless in writing signed by Employee and by the Chairman of the Board or his designee.

16.	SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of the successors or assigns of the Company.

17.	ASSIGNMENT: This Agreement is not assignable by Employee.

18.

SEVERABILITY: The provisions of this Agreement are severable. Should any provision be for any reason unenforceable, the remainder of the provisions shall remain in full force and effect. The provisions of this Agreement shall be interpreted, to the extent possible, to give full effect to the intent of the parties.

By signing below, I acknowledge that I have read this Agreement carefully, understand it, and will comply with the provisions set forth herein. I have had the opportunity to seek independent legal advice before signing this Agreement, and enter into this Agreement freely and voluntarily, based on my own judgment and not on any representations or promises other than those contained in this Agreement.

EMPLOYEE: David C. Collins	EMPLOYER: Learning Tree International, Inc.

/s/ David C. Collins	/s/ Richard Spires

February 18, 2016	By: Richard Spires
Date	Title: Chief Executive Officer